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                                                                   EXHIBIT 15(a)








Texas Utilities Company:

We have made reviews, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited condensed consolidated interim financial information of Texas Utilities Company and subsidiaries (presently known as Texas Energy Industries, Inc. ["the Company"]), for the periods ended March 31, 1997 and 1996, and June 30, 1997 and 1996, as indicated in our reports dated May 8, 1997 and August 11, 1997, respectively; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our reports referred to above, which were included in the Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1997 and June 30, 1997, are being incorporated by reference in this Registration Statement.

We also are aware that the aforementioned reports, pursuant to Rule 436(c) under the Securities Act of 1933, are not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.


DELOITTE & TOUCHE LLP

Dallas, Texas
October 2, 1997